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Exhibit 10.57

Millennium Pharmaceuticals, Inc. 640 Memorial Drive Cambridge, MA 02139 Tel 617 679 7000 mlnm.com

        [Millennium logo]

February 28, 2001

Peter F. Smith, Ph.D.
6755 Foxworth Lane
Gurnee, IL 60031

Dear Peter,

        On behalf of Millennium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Senior Vice President, Pre-Clinical Development reporting to Mark Levin, Acting President, Research and Development.

        1.    Effective Date:    The effective date of your full-time employment with the Company is to be determined upon your formal acceptance of this offer. After discussion with the hiring manager, please contact Shana Stevens at 617-551-7889 to confirm your start date.

        2.    Salary:    Your base salary will initially be $265,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, in accordance with the Company's compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Company's Board of Directors.

        3.    Success Sharing:    You will be eligible to participate in the Millennium Success Sharing cash bonus program, which includes a fixed percentage of salary target for each position, prorated for length of active service in the calendar year. The funding of the target is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your personal bonus target may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position is 25% of your annual salary. Your manager will work with you to establish your individual goals, which will be the primary factor in determining your bonus payment. Bonus payments will be made to eligible and active employees in March of 2002 for the 2001 Success Sharing Plan.

        4.    Benefits:    You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and Section 125 cafeteria plan. After the standard waiting periods, you will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits, including a choice of MBTA pass up to $60 or contributory off-site parking, are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

        5.    Equity Participation, Vesting of Stock:    Subject to approval by the Company's Board of Directors, you will be granted stock options exercisable for 120,000 shares of the Company's Common Stock. One third (1/3) of the total number of stock options will be granted on the last day of the calendar month in which you commence full-time employment with the Company, and one third will be granted on the last day of each of the next two succeeding calendar months. The exercise price of these stock options will be equal to the fair market value of Millennium's Common Stock on the date of each grant. All options will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death, all options will vest immediately as to all shares. In the event of termination of your employment for any reason (except as set forth in the preceding sentence), vesting as to all shares shall cease. Provided that you remain employed by the Company, these stock options will be exercisable (as to the vested portion) for 10 years from the date of each grant. A complete description of the terms and conditions of these stock options are contained in the Company's 2000 Stock Incentive Plan or will be contained in your stock option grant forms.

        6.    Employment Period:    Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

        7.    Employment Eligibility Verification:    Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. Please note: the I-9 form and valid identification are legal requirements and must be submitted within 3 days of your start date. If you do not submit the required documentation within the 3-day time frame, by law we cannot allow you to continue to work.

        8.    Proprietary Information, No Conflicts:    You agree to execute the Company's standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

        9.    Medical Surveillance:    As part of Millennium's medical surveillance program, employees are required to have an initial physical, provided by an on-site registered nurse. All laboratory employees working with hazardous chemical, infectious agents, radio labeled materials or animals shall have access to medical attention, including initial and periodic medical exams without cost to the employee or loss of pay. An employee may refuse an exam if he/she signs a release. If you want to decline from having the initial physical, please notify Human Resources on your first day at New Employee Orientation. Your initial surveillance examination will be scheduled to take place during the first week of your employment.

        10.    New Employee Orientation:    On the first Monday of your employment with the Company, you should arrive at our 75 Sidney Street at location for New Employee Orientation. Millennium is located at University Park at 75 Sidney Street, and orientation is held on the 1st floor. If taking the MBTA you will get off at the Central Square stop on the Red Line. Directions for driving are enclosed. Millennium will reimburse you for any parking expenses. Orientation will begin promptly at 8:30 a.m.

        11.    Sign-on Bonus:    The Company will pay you a bonus of $50,000 on the date of the first paycheck following commencement of your full time employment. Should you terminate for any reason within 12 months of your starting date after having received your bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

        12.    Loan:    The Company will loan you a total of $50,000, payable to you on the date of your first paycheck following commencement of your full time employment. This loan (with interest), which will be forgivable over a two-year period, will be granted pursuant to the terms and conditions of a loan agreement which will be forwarded to you under separate cover. One-half of the principal and interest will be forgiven on the one year anniversary of your full-time employment with the Company, and one twenty-fourth (1/24) of the loan will be forgiven at the end of each full month thereafter until the entire loan has been forgiven, provided that you remain employed by the Company. In the event of your termination from the Company, the principal balance and interest will be due. The loan will be secured by a second mortgage on your principal residence.

        13.    Severance:    In the event that your employment is terminated by the Company other than for Justifiable Cause (as defined below, the Company will pay you a severance payment (the "Severance Payment") equal to 12 months' salary (no stock vesting). The Severance Payment will be payable periodically in accordance with the Company's payroll procedures as then in effect and the Company's Obligation to make the Severance Payment will cease in the event that you accept other employment. In the event your employment is terminated by the Company for Justifiable Cause (as defined below) or voluntarily by you, you will not be entitled to any Severance Payment.

        For purposes hereof, the term "Justifiable Cause" shall mean the occurrence of any of the following events: (I) your conviction of, or pleas of nolo contendere with respect to a felony or a crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) your commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependence on your part which interferes with the performance of your duties hereunder, (v) your willful and material breach or refusal to perform your services as provided herein, (vi) any other material breach by you of the provisions hereof or (vii) your willful and material failure or refusal to carry out a direct request of the Board of Directors of Chief Executive Officer. In the event that the company terminates your employment for Justifiable Cause, the Company will provide you with a statement of the basis for such termination and an opportunity to respond thereto.

        14.    Relocation Expenses:    Upon your acceptance of this offer, you are eligible for reimbursement of the following expenses associated with your relocation. Specific relocation information will follow from MSI, Millennium's relocation company.

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  Reimbursement for expenses associated with direct-route transportation to Cambridge.

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  The cost of packing, moving, 60 days' temporary storage, and unloading of your household goods and effects using a certified carrier of the Company's choice.

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  Temporary housing for six months upon your arrival in the Boston area or $3,000 (grossed up) lump sum if housing is not used.

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  Destination services provided by Corporate Real Estate Services, a division of Hunneman Coldwell Banker.

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  The Company will provide a lump sum allowance of $5,000 (grossed up) to cover additional relocation related expenses. This sum will be paid to you by MSI once you submit a request for payment.

    Should you voluntarily resign from the Company within one year of relocating, the Company reserves the right to seek repayment of the entire amount.

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  Two house-hunting trips for up to eight (8) days for the purpose of locating suitable housing.

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  Delivery of car before final move date

        Should you voluntarily resign from the Company within one year of relocating, the Company reserves the right to seek repayment of all reimbursed relocation expenses.

        Peter, all of us here at Millennium are very enthusiastic about you commitment to joining the Company and have the highest expectation of your future contributions.

        Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to Shani Stickney no later than March 8, 2001. After that date, the offer will lapse.

Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA K. PINE Linda K. Pine Sr. Vice President, Human Resources
The foregoing is signed and accepted as of the date first above written by:
/s/ PETER F. SMITH Peter F. Smith, Ph.D.	3/5/01 Date

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  Exhibit 10.57